                                                              EXHIBIT 4(b)(i)(A)


Filed with Post-Effective Amendment No. 15 to this Registration Statement on Form N-4 on April 8, 1993.

                                  METLIFE (R)

                      METROPOLITAN LIFE INSURANCE COMPANY
                A Mutual Company Incorporated in New York State
              One Madison Avenue - New York, New York 10010-3690
in consideration of the deposits it receives under this Contract, will pay the benefits of this Contract according to its provisions. The Contractholder and MetLife execute this Contract in duplicate to take effect as of the issue date.

-------------------------------------------------------------------------
  GROUP ANNUITY CONTRACT NUMBER                              S123456789

  ISSUE DATE                                               June 1, 1992

  DATE FIRST CONTRACT YEAR ENDS                          March 31, 1993

  CONTRACTHOLDER                      Long Island Jewish Medical Center

  PLAN                                     Tax Deferred Retirement Plan

  ADMINISTRATIVE FEE                                               None
-------------------------------------------------------------------------

                         MULTIFUNDED ANNUITY CONTRACT
All values provided by this Contract, which are based on the investment experience of the Separate Account, are variable and are not guaranteed as to amount. THE METLIFE STOCK INDEX DIVISION IS THE ONLY AVAILABLE SEPARATE ACCOUNT INVESTMENT DIVISION AS OF THE ISSUE DATE. A description of this division is included in the prospectus.


By:  Long Island Jewish                 Metropolitan Life Insurance Company
     Medical Center


___________________________________
Signature


___________________________________
Title


___________________________________     ___________________________________
Witness                                 Registrar


___________________________________     ___________________________________
Date                                    Date


___________________________________     ___________________________________
City and State                          City and State


                      PLEASE READ THIS CONTRACT CAREFULLY
                             See Index on Page 12


403(b) Non-Dividend Paying        Cover Page

Form G.2989

1.   WHAT DO THE BASIC TERMS IN THIS CONTRACT MEAN?

     "Account Balance" is the entire amount we hold under this Contract for participants under the Plan. These amounts are nonforfeitable.

     "Contract Year" for the first year is the period from the Issue Date until the date specified on the cover page. Each new Contract Year is the 12 month period following the end of the last Contract Year.

     "Code" means the United States Internal Revenue Code.

     "Deposit" refers to money received in your Contract whether sent by you or through a transfer or exchange.

     "Designated Office" is the administrative office servicing your Contract. It is currently the Pension and Savings Center, Metropolitan Life Insurance Company, 1331 17th Street, Denver, Colorado 80201-1019. If we change it, we will tell you.

     "Funding Options" refers to the Metropolitan Series Fund, Inc. and any other investment that we may designate which is available under this Contract. As of the issue date, Metropolitan Series Fund, Inc. is the only available Funding Option under this Contract. Metropolitan Series Fund, Inc. is a series of mutual funds used only for insurance and annuity contracts such as this one. The Metropolitan Series Fund, Inc. is divided into portfolios each of which has its own investment objectives.

     "Investment Divisions" are part of the Separate Account. Each division invests in a corresponding portfolio or series of the Funding Options, rather than investing directly in stocks, bonds or other investments. Thus, the investment experience of each division will generally be the same as that of the corresponding portfolio or series, reduced by charges under this Contract for services and benefits we provide. The cover page shows the available divisions. We will tell you about any changes.

     "Participant" is an employee of the Contractholder who is participating in the Plan in accordance with its provisions and for whom money is deposited under this Contract. A Participant may remain such after termination of employment.

     "Participant Account Balance" is the amount held by us on behalf of any participant.

     "We", "Us", and "Our" refer to MetLife.

     "You", "Your", "Me", or "I" refer to the Contractholder, who may exercise all rights under this Contract on behalf of or at the direction of participants.

Form G.2989                            1

2.   HOW DOES THE PLAN AFFECT THIS CONTRACT?

     The Plan permits contributions to be deposited under a contract of this type. This is a group 403(b) annuity contract which you as the employer have entered into to provide participants with benefits under your Plan. You have given us a copy of the Plan as in effect on the Issue Date. The Plan is mentioned for reference purposes only. MetLife is not a party to the Plan. You represent that the Plan meets the requirements under Section 403(b) of the Code and contains all legal provisions required to be included in 403(b) arrangement documents. You represent that all rights exercised under this Contract will be in accordance with the Plan.

     We will maintain records of participant account balances. These records are for recordkeeping purposes only and do not give the participant any rights except to the extent provided by income plans described under item 14.

3.   HOW MUCH MONEY CAN BE DEPOSITED UNDER THIS CONTRACT?

     We will accept each amount you deposit on behalf of participants. The amount being deposited on behalf of each participant must be clearly identified.

     Sections 403(b) and 415 of the Code limit the annual and aggregate amounts that may be deposited in 403(b) contracts on behalf of participants. The deposits permitted under this Contract on behalf of participants may not exceed these limitations or the limitations in Section 402(g) of the Code which apply to elective deferrals under this Contract and all other contracts you have for participants.

4.   WILL METLIFE ACCEPT TAX-DEFERRED AND AFTER-TAX DEPOSITS?

     We will accept the following types of tax-deferred deposits made on behalf of participants, which are not included in participants' gross income under the Code at the time of contribution:

     (a)  Salary reduction elective deferrals--Deposits sent by you under a
          -----------------------------------
          salary reduction agreement with participants as described in Section 402(g)(3)(C) of the Code.

     (b)  Employer contributions--Deposits sent by you that are not salary
          ----------------------
          reduction elective deferral contributions.

     (c)  Transfers and Exchanges--Deposits resulting from the tax-free
          -----------------------
          transfer or exchange of other 403(b) annuity contracts or custodial accounts.

     We will not accept employee after-tax deposits or any other after-tax deposit.

Form G.2989                            2

5. DO FEDERAL INCOME TAX RULES OR THE EMPLOYEE RETIREMENT INCOME SECURITY ACT (ERISA) HAVE AN IMPACT ON THIS CONTRACT?

     Yes, this Contract is subject to the requirements and restrictions applicable to 403(b) annuity contracts under ERISA and the Code.

     For example, Federal income tax rules provide:

     (a) that amounts subject to the withdrawal restrictions of Code Section 403(b)(7)(A)(ii) which are transferred into this Contract on behalf of a participant will continue to be subject to such withdrawal restrictions; and

     (b) that deposits under the Contract are generally not included in a participant's gross income when contributed and, therefore, not currently taxable. The earnings on these deposits are also not currently taxable;

     (c) that withdrawals attributable to salary reduction elective deferrals and the earnings on those amounts on behalf of participants are prohibited, unless certain exceptions apply; and

     (d) that, subject to certain exceptions under the Code, at least a minimum amount of the account balance must be withdrawn on behalf of participants by April 1 of the calendar year following the year in which the participant attained age 70 1/2.

     In order to preserve the status of your Contract as a 403(b) annuity, we have the right to amend this Contract to make it comply with Federal income tax rules. We will notify you of any amendments and, when required by law, we will obtain the approval of the appropriate regulatory authority.

     We will refund all or part of the account balance held on behalf of a participant under the Plan, if necessary, to maintain your Contract as a 403(b) annuity. If we make such refunds or payments, we will adjust the account balance accordingly.

     ERISA provides that the account balances of any participants who are married are subject to certain spousal rights. In certain situations, as described in the Plan, the spouse of a participant will have to provide qualified consent to you before you can direct us to make benefit payments to participants.

6. CAN WITHDRAWALS BE MADE FROM THIS CONTRACT BY YOU AT THE DIRECTION OF AND ON BEHALF OF PARTICIPANTS?

     Yes, but only to the extent permitted under Federal income tax rules and ERISA and pursuant to a properly completed withdrawal request on a form approved by us. No withdrawal will be permitted which is not in compliance with the spousal consent requirements of the Code and ERISA, the withdrawal restrictions of Sections 403(b) (11) and, where

Form G.2989                            3
     applicable, 403 (b) (7) (A) (ii) of the Code. To request a withdrawal on behalf of a participant, you may contact our designated office. Any withdrawal request must: be signed by the participant; be approved by you, except as otherwise provided by the Plan; and clearly state the participant on whose behalf the withdrawal is being made. The minimum withdrawal is $500 or the entire participant's account balance if less. No withdrawal charges apply.

7.   WHAT IS THE SEPARATE ACCOUNT AND HOW DOES IT OPERATE?

     It is MetLife Separate Account E, an investment account we maintain separate from our other assets.

     We own the assets in the Separate Account. The Separate Account will not be charged with liabilities that arise from any other business that we conduct. We use the Separate Account in connection with other contracts we issue. Therefore, deposits from other contracts are added to the Separate Account.

     The Separate Account is divided into investment divisions, each of which buys shares in a corresponding portfolio or series of the Funding Options. Thus, the Separate Account does not invest directly in stocks, bonds, etc., but leaves such investments to the Funding Options to make. The Funding Options combine assets from the Separate Account as well as other separate accounts of ours, our affiliates and other insurance companies.

     We keep track of each investment division of the Separate Account separately using accumulation units. When money is put into an investment division, we credit accumulation units. When money is taken out of the investment division, we reduce the number of accumulation units. In either case, the number of accumulation units gained or lost is determined by taking the dollar amount of the deposit, transfer or withdrawal and dividing it by the value of an accumulation unit at the time of the transaction. Thus, if $5,000 is transferred in for a participant, and the value of an accumulation unit is $100, then 50 accumulation units will be allocated to the participant's account. Initially, we set the value of each accumulation unit. At the end of each valuation period, we then revise it by taking the net asset value of a share in the applicable Funding Options portfolio or series at the end of the valuation period, add any Funding Options dividend or capital gain distribution during the valuation period, subtract any per share charge for taxes and reserves for taxes, and divide this total by the net asset value of a share of the same portfolio or series at the start of the valuation period. Then we subtract a charge not to exceed .000025905 per day (an effective annual rate of .95%) for administrative expenses and mortality and expense risks we assume under the Contract. This calculation results in a factor that we multiply the previous accumulation unit value

Form G.2989                            4
     by in order to determine the new accumulation unit value.

     A valuation period is the period between one calculation of an accumulation unit value and the next calculation. Normally, we calculate accumulation units once each day the New York Stock Exchange is open for trading, but we can delay this determination if an emergency exists, making valuation of assets in the Separate Account not reasonably practicable, or the Securities and Exchange Commission permits such deferral. We may change when we calculate the accumulation unit value by giving you 30 days notice, to the extent permitted by law.

     Deposits to the Separate Account will be credited as of the end of the valuation period during which we receive them at our designated office. Additions to or withdrawals from an investment division may only be made as of the end of a valuation period.

     We may make certain changes to the Separate Account if we think they would best serve the interests of participants in or owners of similar contracts or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. We will obtain your approval of the changes and, when required by law, approval from any appropriate regulatory authority.

     Examples of the changes to the Separate Account that we may make include:

     o To transfer any assets in an investment division to another investment division, or to one or more other separate accounts, or to add, combine, or remove investment divisions in the Separate Account.

     o To substitute, for the Funding Options shares held in any mutual fund or portfolio, the shares of another class of the Metropolitan Series Fund, Inc. or the shares of another funding option or any other investment permitted by law.

     If any changes result in material change in the underlying investments of an investment division to which an amount is allocated under the Contract, we will notify you of the change. You may then make a new choice of investment divisions.

Form G.2989                            5

8.   CAN MONEY BE TRANSFERRED TO OTHER CONTRACTS?

     Yes. An unlimited number of direct transfers of all or any portion of a participant's account balance can be made for a participant between this Contract and other 403(b) funding vehicles under the Plan. You can make a direct transfer on behalf of a participant by telling us in a manner acceptable to us. Amounts subject to the withdrawal restrictions in the Code may only be transferred to contracts or accounts with the same or stricter restrictions.

9.   MAY THIS CONTRACT BE ASSIGNED, OR USED AS COLLATERAL FOR A LOAN?

     No. This Contract and amounts paid under it are not transferrable and may not be assigned, sold, discounted or pledged as collateral for a loan. To the extent permitted by law, no amount payable under this Contract is subject to legal process or attachment for payment of any claim against any payee. This provision will not prevent assignment of this Contract if the Plan is consolidated or merged with another plan.

10.  ARE DIVIDENDS PAYABLE UNDER THIS CONTRACT?

     No, this Contract is nonparticipating and does not share in any distribution of our surplus.

11.  ARE ADMINISTRATIVE FEES DEDUCTED FROM THIS CONTRACT?

     No. We charge no administrative fees under this Contract. There is however a risk charge under the Separate Account as referenced in item 7 for general administrative expenses and mortality and expense risks.

12.  HOW CAN I GET INFORMATION ABOUT THIS CONTRACT AND ITS VALUE?

     At least quarterly while the Contract is in effect, we will send statements to participants with details on deposits, values, withdrawals, and other information about their participant account balances under this Contract. We will send you a summary report of the statement information sent to participants. If you need information at other times, please tell us.

     Any time you have to tell us something on behalf of participants (e.g., to request additional information, to make transfers, to change the allocation for new deposits, to make withdrawals), you must send written notice to our designated office unless we have set up some other procedure, such as notice by telephone.

Form G.2989                            6

13. DOES THIS CONTRACT CONTAIN ALL THE PROVISIONS AFFECTING MY RIGHT TO ACT ON BEHALF OF OR AT THE DIRECTION OF PARTICIPANTS?

     Yes. We will never contest the validity of this Contract. Changes in it may only be made in writing by our President, Secretary or a Vice-President. No provision may be waived or changed for us by any of our other employees, representatives or agents.

14. CAN METLIFE GUARANTEE PERSONS ENTITLED TO PLAN BENEFITS WITH INCOME PAYMENTS FOR AS LONG AS THEY LIVE?

     Yes. We can make income payments guaranteed for life to persons entitled to Plan benefits on a monthly, quarterly, semiannual or annual basis. These payments may also be guaranteed for at least five years, but not beyond the payee's life expectancy or the joint life expectancy (subject to IRS limitations) if there is more than one payee.

     Other income plans which provide payments for a stated amount or a stated number of years are also available. The amount of each payment under an income plan must be at least $50.

     Persons entitled to Plan benefits may begin receiving income payments at any date you designate which occurs after the issue date provided you give us at least 30 days advance notice. However, payments must commence no later than the April 1st of the calendar year following the year in which the participant attains age 70 1/2, or at a later date if permitted by law. We will send you information and the necessary forms to you for you and the participant to sign, upon receipt of your request at our designated office. Once income payments start, neither you nor the payee will be able to change the choice of income plan.

     Notwithstanding any provisions in this contract to the contrary, the distribution of a participant's account balance shall be in accordance with any applicable federal rules and regulations, including the Retirement Equity Act of 1984. The requirements of Code Section 401(a) (9) and the Regulations thereunder, including the incidental death benefit requirements of Regulation Section 1.401(a) (9)-2 shall apply.

15.  WHAT HAPPENS IF A PARTICIPANT DIES BEFORE INCOME PAYMENTS START?

     After we receive proof of death and a properly completed claim form, we will pay the death benefit (as of the date of settlement) to the participant's beneficiary.

     The entire death benefit under this certificate must be distributed no later than the end of the calendar year which

Form G.2989                            7
     includes the fifth anniversary of the participant's death.

     The participant's beneficiary may instead elect to have this amount applied to purchase an income plan as described in item 14. The income plan must begin by December 31st of the calendar year immediately following the calendar year of the participant's death; however, if the income plan is being purchased for the participant's spouse it may begin by December 31st of the calendar year in which the participant would have attained age 70 1/2. If Treasury Regulations allow, we may permit our payments to start later. The payment period may not exceed the beneficiary's life or life expectancy.

     The death benefit for any participant is the greatest of:

     a. The participant's account balance as of the date we receive proof of death and a properly completed claim form or

     b. The total deposits made, less any partial withdrawals, for that participant; or

     c. The highest participant's account balance as of the end of the calendar year in which any prior quinquennial (5th, 10th, 15th, etc.) anniversary of the first deposit on behalf of that participant occurred, less any later partial withdrawals.

16.  WHO IS A PARTICIPANT'S BENEFICIARY AND MAY A PARTICIPANT'S BENEFICIARY
     CHANGE?

     A participant's beneficiary is the person or persons named by you on behalf of and at the request of the participant. However, if the participant is married, the participant's spouse must be the named beneficiary to the extent required under Section 417 of the Code and Regulations unless there has been qualified spousal consent to name someone else. The requirements and form for obtaining spousal consent are described in the Plan. On behalf and at the request of the participant, you may name a contingent beneficiary who would become the beneficiary if all the beneficiaries die before the participant does. If there are no beneficiaries or contingent beneficiaries, or if none are alive at the participant's death, the participant's spouse (if any) will be the participant's beneficiary or, if none, the participant's estate will be the participant's beneficiary.

     On behalf of a participant and at his or her request, you may change a participant's beneficiary or contingent beneficiary at any time before income payments begin. A change of beneficiary is subject to qualified spousal consent if the participant is married. Ask our designated office for our "Change of Beneficiary" form. The change will take effect as of the date the form is signed, but no change will bind us until it is recorded at our designated office which may be before or after the participant's death.

     After the death of a participant and before income payments

Form G.2989                            8
     start, subject to the provisions of the Code, you may exercise all rights with respect to that participant's account balance on behalf of or at the direction of the participant's beneficiary.

     After income payments start, the annuitant may change the beneficiary for any future guaranteed income payments if the designation of beneficiary was not irrevocable. The person over whose life payment is being made cannot be changed.

17.  WHAT HAPPENS IF THE ANNUITANT DIES AFTER INCOME PAYMENTS START?

     After we receive proof of death and a properly completed claim form, income payments will continue to the beneficiary for the balance of the guaranteed period, if any, depending on the income plan selected. If the guaranteed period has already ended, no further payments will be made. If an estate (or other non-natural person) becomes entitled to payment, we will pay the value of any remaining payments, computed as of the date of death using the interest rate we used to set those payments, in a lump-sum to such person or entity.

     After income payments start, we may require proof that the annuitant is alive on the due date of each income payment.

18. WHAT INFORMATION MUST I FURNISH TO METLIFE FOR METLIFE TO PROVIDE INCOME PAYMENTS TO PARTICIPANTS?

     In addition to the type of income plan being chosen, the social security number, date of birth, marital status and address of the annuitant, beneficiary, and any survivor annuitant. We have the right to require proof of dates of birth in a form that is satisfactory to us.

19.  HOW ARE PAYMENTS UNDER INCOME PLANS CALCULATED?

     Income plan payments under this Contract are calculated based on the rates provided in the schedule below. MetLife may change these rates on or after the first anniversary of the Issue Date by giving you at least 90 days notice. No such change will be made within one year of any previous change nor will such change adversely affect any participant for whom a participant's account balance was maintained immediately prior to the date of the change. The cost of each annuity is $300 plus any applicable tax, plus the amount from the appropriate schedule below for each $1 monthly annuity payment.

     (1)       Life Annuity - Payable on the first day of each month from the
               ------------
               date of purchase to the first day of the month in which the annuitant dies.

Form G.2989                            9

          Annuitant's                   Amount per $1 Monthly
          Exact Age                     Annuity Payment
          ---------                     ---------------
             55                              $212.44
             60                              $188.22
             65                              $162.33

                                             Edition B
                                             (Unisex)

     (2)       100% Joint and Survivor Annuity - Payable on the first day of
               -------------------------------
               each month from the date of purchase to the first day of the month in which the second of the annuitants dies.

          Annuitants' Exact Ages
          ----------------------
          Primary        Survivor       Amount per $ 1 Monthly
          Annuitant      Annuitant      Annuity Payment
          ---------      ---------      ---------------
             55          60                 $239.73
             60          65                 $216.25
             65          65                 $201.68

                                            Edition B
                                            (Unisex)

     (3)       Life with 10 years certain payments - Payable on the first day
               -----------------------------------
               of each month from the date of purchase to the first day of the month in which the annuitant dies, with 120 payments guaranteed.

                                        Amount per $1 Monthly
          Annuitant's Exact Age              Annuity Payment
          ---------------------              ---------------
                55                           $215.93
                60                           $193.75
                65                           $171.32

                                             Edition B
                                             (Unisex)

          On request, MetLife will furnish the rates for ages and forms of annuity not shown.

20.  WHAT ELSE SHOULD I KNOW ABOUT INCOME PLANS?

     a. If, any time an annuity is bought, we make it available at a lower cost under contracts in the class to which this Contract belongs, then such lower cost will be applicable.

     b. At the time annuity payments commence to the annuitant, we will issue to the annuitant and deliver to you to give to the annuitant, a certificate outlining the benefits payable under the annuity.

Form G.2989                            10

          Any certificate or certificate rider issued under this Contract that is certified in our name will be considered certified by us as fully as if the signature of one of our officers appeared.

     c. If we determine that any relevant fact relating to any annuity is misstated, we will not pay more than we would have paid based on the correct information and the cost of the annuity. Any overpayment will, together with interest, be deducted from future payments. Any underpayment will, together with interest, be paid immediately upon receipt of the corrected information. The interest rate will be that used to determine the cost of the annuity.

21.  MAY I DISCONTINUE THIS CONTRACT?

     You may discontinue this Contract at any time by telling us. We may discontinue this Contract at any time by giving you 90 days written notice.

22.  WHAT PAYMENTS WILL BE MADE IF THIS CONTRACT IS DISCONTINUED?

     Upon discontinuance, we will pay the account balance in a single payment to one or more funding vehicles permitted under the Plan and designated by you. Our total liability under this Contract will then cease (except for any liability resulting from any prior breaches of this Contract).

Form G.2989                            11

                                     INDEX

          Subject                  Q&A #(s)  Page(s)
          --------                 --------  -------
Administrative Fees                    11        6
Assignment                              9        6
Beneficiary                            16        8
Contract and Authority                 13        7
Death Benefit                       15,17      7,9
Definitions                             1        1
Deposits                              3,4      2,2
Discontinuance of Contract          21,22    11,11
Dividends                              10        6
ERISA                                   5        3
Income Payments                  14,18,20   7,9,10
Income Plan                            19        9
Information We Give You                12        6
Plan Restrictions                       2        2
Separate Account                        7        4
Tax Rules                               5        3
Transfers                               8        6
Withdrawals                             6        3


                                    NOTICE

When you write to us, please give us your name, address and Contract number.

Please notify us promptly of any address changes. We will write to you at your last known address.

Checks, drafts or money orders must be drawn to the order of METLIFE. All payments must be made in U.S. currency.


                         MULTIFUNDED ANNUITY CONTRACT

ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT.

                      PLEASE READ THIS CONTRACT CAREFULLY

Form G.2989                            12